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                                                                    EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement"), dated as of July 24, 1996, between MEDPARTNERS/MULLIKIN, INC., a Delaware corporation (together with any successor corporation, "MedPartners"), and HAROLD O. KNIGHT, JR., a resident of Birmingham, Alabama ("Executive").

                                  WITNESSETH:

         WHEREAS, MedPartners and its subsidiaries and affiliates are engaged in providing medical practice management services throughout the United States; and

         WHEREAS, MedPartners desires to avail itself of Executive's talents and expertise in the management of the medical practice management business of MedPartners, and to employ him as the Executive Vice President and Chief Financial Officer of MedPartners, and Executive is willing to accept such employment.

         NOW THEREFORE, in consideration of the premises, and other mutual promises and covenants hereinafter contained, MedPartners and Executive do hereby agree, for their mutual benefit, as follows:


SECTION 1.       EMPLOYMENT.

         Executive shall be employed by MedPartners under this Agreement, effective July 24, 1996, and Executive accepts such employment upon the terms and conditions hereinafter set forth.


SECTION 2.       TERM.

         The term of employment provided for in this Agreement shall commence on July 24, 1996, and shall remain in full force and effect for a period of three years thereafter. Such term shall be automatically extended for an additional year on each anniversary of the term commencement date, unless written notice of non-extension is provided by MedPartners to Executive at least 30 days prior to such anniversary.


SECTION 3.       POWERS AND DUTIES.

         Executive shall be employed by MedPartners during the term of employment under this Agreement as the Executive Vice President and Chief Financial Officer of MedPartners. In addition, Executive shall also hold similar offices with MedPartners' subsidiaries and affiliates and/or their successors, and shall perform such duties, as may be assigned to him from time to time by the Chief Executive Officer of MedPartners ("Chief Executive Officer").

         In carrying out his duties under this Agreement, Executive shall have such powers and duties usually incident to the office of Executive Vice President and Chief Financial Officer. The performance by Executive of any duties assigned to him which are not of the type provided for herein shall not constitute a waiver of his rights hereunder or an abrogation, abandonment or termination of this Agreement.

         Executive shall devote all of his working time and best efforts in the best interest of and on behalf of MedPartners throughout the term of this Agreement in a manner appropriate for an executive having Executive's position, duties, responsibilities and status. Executive shall not be restricted from engaging in a business which is non-competitive with MedPartners and its subsidiaries and affiliates after normal working hours or on week-





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ends or from investing his assets in such form or manner as will not require any services on his part in the operation of the affairs of the companies in which such investments are made.


SECTION 4.       PLACE OF PERFORMANCE.

         The headquarters for the performance of Executive's duties shall be located in Birmingham, Alabama, but from time to time Executive shall be required to travel to MedPartners' other locations in the proper conduct of his responsibilities under this Agreement. Due to the national scope of MedPartners' business, MedPartners may require Executive to spend a reasonable amount of time traveling, as his duties and the business of MedPartners and its subsidiaries and affiliates may require.


SECTION 5.       COMPENSATION.

         For all services rendered by Executive pursuant to this Agreement, MedPartners shall pay Executive the following compensation:

         (a) Executive shall be paid a Base Salary of $250,000 per year, payable in accordance with MedPartners' standard payroll practices for executive employees. Executive's Base Salary shall be reviewed annually during the term of this Agreement by the Chief Executive Officer.

         (b) Executive shall be eligible to receive an annual Incentive Bonus of up to 50% of his Base Salary at the discretion of the Chief Executive Officer, which shall not be unreasonably withheld. In addition, Executive shall be eligible to receive an annual Performance Bonus of up to 25% of his Base Salary based on Executive's accomplishment of certain financial and non-financial objectives during each year. The initial criteria for awarding the Performance Bonus shall be developed jointly by MedPartners and Executive within 60 days of the date this Agreement is signed by the parties and shall be subject to adjustment annually during the first 60 days of each calendar year. All bonus payments shall be made after January 1 of the year following the year for which such bonus payments are earned.

         (c) Executive shall be eligible for other discretionary bonuses approved by the Board of Directors of MedPartners ("Board of Directors").

         (d) For purposes of administration, the terms of this Agreement shall be given effect on a pro-rata basis for partial calendar years and otherwise administered on a calendar year basis.


SECTION 6.       EMPLOYEE BENEFITS.

         Subject to eligibility requirements, Executive will be entitled to participate in any employee retirement, benefit or welfare plans provided by MedPartners to its employees and/or to its senior executives, such as life insurance, health and dental, retirement, savings and disability plans which MedPartners has in effect or may adopt from time to time. Without limiting the generality of the foregoing, MedPartners shall provide Executive the following during the term of this Agreement:

         (a)     reasonable vacation during each year of this Agreement;

         (b) a reasonable car allowance for an automobile owned or leased by Executive for use by Executive in connection with the performance of his duties under this Agreement;





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         (c)     disability insurance coverage paying benefits equal to at
least 80% of Executive's Base Salary, either through a corporate group disability insurance plan or otherwise;

         (d) payment of dues for such professional societies and associations of which Executive is a member in furtherance of his duties hereunder;

         (e) a split-dollar arrangement with Executive, or a third party designated by Executive as the owner of life insurance provided under such arrangement, providing for the payment of premiums on a policy of life insurance insuring the life of Executive, or insuring the joint lives of Executive and his spouse;

         (f) payment directly to Executive's counsel and/or accountant not to exceed $5,000 per annum for estate and tax planning services for the benefit of Executive; and

         (g) consideration, at least annually, by the Board of Directors for the grant to Executive of options to purchase Common Stock of MedPartners.


SECTION 7.       EXPENSES.

         Executive is authorized to incur reasonable expenses in promoting the business of MedPartners and its subsidiaries and affiliates, including expenses, to the extent used for business purposes, for entertainment, travel and similar items. MedPartners will reimburse Executive for all such expenses, upon the presentation by him of an itemized account of such expenditures in accordance with the MedPartners expense reimbursement procedures.


SECTION 8.       DEFINITIONS.

         As used in this Agreement, the following terms shall have the meanings set forth below:

         (a) "CAUSE" shall mean (i) repeated violations by Executive of Executive's obligations under Section 3 of this Agreement (other than as a result of incapacity due to physical or mental illness) which violations (A) are demonstrably willful and deliberate on Executive's part, (B) are committed in bad faith or without reasonable belief that such violations are in the best interests of MedPartners, and (C) are not remedied in a reasonable period of time after receipt of written notice from MedPartners specifying such violations, or (ii) the conviction of Executive of a felony involving moral turpitude.

         (b)     "CHANGE IN CONTROL" shall mean:

                 (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock of MedPartners (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of MedPartners entitled to vote generally in the election of directors ("the Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from MedPartners, (2) any acquisition by MedPartners, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by MedPartners or any corporation controlled by MedPartners, or (4) any acquisition by





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                          any corporation pursuant to a transaction which
                          complies with clauses (1), (2) and (3) of subsection
                          (iii) below;

                 (ii) Individuals who, as of the date of this Agreement, constitute the Board of Directors of MedPartners (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by MedPartners' stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                 (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of MedPartners (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns MedPartners or all or substantially all of MedPartners' assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no party (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board of Directors of MedPartners at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination;

                 (iv) Approval by the stockholders of MedPartners of a complete liquidation or dissolution of MedPartners; or

                 (v) Larry R. House ceases to be Chairman of the Board and Chief Executive Officer of MedPartners or any successor corporation.

         (c) "CODE" shall mean the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same may be amended from time to time.





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         (d)     "DISABILITY" shall be deemed to have occurred if Executive makes application for or is otherwise eligible for disability benefits under any MedPartners-sponsored long-term disability program covering Executive, and Executive qualifies for such benefits. In the absence of a MedPartners-sponsored long-term disability program covering Executive, Executive shall be presumed totally and permanently disabled if so determined by the Chief Executive Officer following reasonable review of a medical opinion certifying that Executive will be unable to perform his duties under this Agreement for at least 90 days due to a physical or mental condition.

         (e)     "GOOD REASON" shall mean:

                 (i) The assignment to Executive, without Executive's prior written consent, of any duties inconsistent with Executive's position, duties, responsibilities and status with MedPartners as described in this Agreement or an adverse change in Executive's titles or offices or any removal of Executive from, or any failure to reelect Executive to, any of such positions, except in connection with the termination of this Agreement under Sections 9(c), 9(d) or 9(e);

                 (ii) A reduction in Executive's Base Salary, as the same may be increased from time to time;

                 (iii) A termination by MedPartners of any compensation, retirement, benefit or welfare plan in which Executive is participating, without substituting plans providing Executive with substantially similar benefits, or the taking of any action by MedPartners which would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive;

                 (iv) A material reduction in Executive's title or responsibilities unless replaced with a new title or new responsibilities of comparable stature or value to MedPartners within 30 days;

                 (v) A material breach of this Agreement by MedPartners that is not remedied within 30 days after receiving written notice from Executive of such failure;

                 (vi) Any purported termination for Cause or Disability without reasonable grounds therefor;

                 (vii) The relocation of Executive's primary work location to a location that is more than 40 miles from Executive's primary work location without Executive's prior consent; or

                 (viii) Following the occurrence of a Change in Control, any decision by Executive to terminate his employment during the period from the Change in Control through the first anniversary of the Change in Control.

         (f) "RETIREMENT DATE" shall mean the date Executive reaches age 70 1/2, or the date Executive retires in accordance with MedPartners' retirement arrangements established for Executive with Executive's consent.


SECTION 9.       TERMINATION.

         This Agreement shall terminate upon the occurrence of any of the following termination events:





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         (a)     Executive gives notice to MedPartners prior to the occurrence of a Change in Control that Executive wishes to terminate this Agreement for any reason other than Good Reason not less than 180 days after such notice is given, such termination to be effective on the date specified in such notice;

         (b) Executive gives notice to MedPartners prior to the occurrence of a Change in Control that Executive wishes to terminate this Agreement for Good Reason not less than 90 days after such notice is given, such termination to be effective on the date specified in such notice;

         (c) MedPartners gives notice to Executive that MedPartners wishes to terminate this Agreement for Cause, such termination to be effective upon receipt by Executive of such notice;

         (d) Executive dies or Executive ceases to be able to perform his duties hereunder due to death or Disability, such termination to be effective immediately upon such death or Disability;

         (e) Executive reaches his Retirement Date, such termination to be effective upon such Retirement Date;

         (f) MedPartners gives notice to Executive following the occurrence of a Change in Control that MedPartners wishes to terminate this Agreement for any reason other than for Cause or due to Executive's death, Disability or Retirement Date, such termination to be effective upon receipt by Executive of such notice; or

         (g) Executive gives notice to MedPartners following the occurrence of a Change in Control that Executive wishes to terminate this Agreement for Good Reason, such termination to be effective upon receipt by MedPartners of such notice.


SECTION 10.      TERMINATION BENEFITS.

         (a)     Upon the occurrence of an event of termination described in
Section 9(a) or 9(c), Executive shall be entitled to receive the following as severance compensation:

                 (i) payment of any previously unpaid Base Salary through the date of termination;

                 (ii) payment of an amount equal to six months of Executive's annual Base Salary at the time of termination, payable in a lump sum at the time of termination; and

                 (iii) payment of any life insurance, disability or other benefits, if any, for which Executive is then eligible under the terms of MedPartners' employee retirement, benefit and welfare plans.

         (b)     Upon the occurrence of an event of termination described in
Section 9(d) or 9(e), Executive (or Executive's estate in the event of Executive's death) shall be entitled to receive the following as severance compensation:

                 (i) payment of any previously unpaid Base Salary through the date of termination;

                 (ii) payment of an amount equal to six months of Executive's annual Base Salary at the time of termination, payable in a lump sum at the time of termination;

                 (iii) payment of Executive's Incentive Bonus and Performance Bonus under Section 5(b) through the date of termination, calculated on the basis of the sum of the total





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                          achievable amounts of each of the Incentive Bonus and
                          the Performance Bonus for the current fiscal year, divided by twelve months, and multiplied by the number of months Executive is employed during such fiscal year through the date of termination, with any partial month of employment to be treated as a full month;

                 (iv) payment of any life insurance, disability or other benefits, if any, for which Executive is then eligible under the terms of MedPartners' employee retirement, benefit and welfare plans; and

                 (v) a right to immediately vest in 100% of all options to purchase Common Stock of MedPartners that have been granted to Executive by MedPartners and a period of at least 90 days following termination for Executive to exercise all such options in accordance with the terms thereof.

         (c) Upon the occurrence of an event of termination described in Sections 9(b), Executive shall be entitled to receive the following as severance compensation:

                 (i) payment of any previously unpaid Base Salary through the date of termination;

                 (ii) continued payment of Executive's annual Base Salary at the time of termination (or, if greater, of Executive's annual Base Salary in effect immediately prior to the current annual Base Salary rate) for the remaining term of this Agreement, but in no event for a period of less than three years;

                 (iii) continued payment of the total achievable amounts of each of Executive's Incentive Bonus and Performance Bonus under Section 5(b) for the current fiscal year (or, if greater, of the total achievable amounts of each of Executive's Incentive Bonus and Performance Bonus in effect for the fiscal year most recently ended) for the remaining term of this Agreement, but in no event for a period of less than three years;

                 (iv) payment of any life insurance, disability or other benefits, if any, for which Executive is then eligible under the terms of MedPartners' employee retirement, benefit and welfare plans;

                 (v) subject to the terms and eligibility requirements of any such plan, continued coverage for a period of three years following the date of termination under any employee retirement, benefit and welfare plans of MedPartners for which Executive is then eligible; provided that, (A) if Executive's participation in any such plan is not permitted under the terms thereof, MedPartners will use reasonable best efforts to provide or arrange comparable coverage for Executive, (B) MedPartners' obligation under this paragraph (v) will terminate with respect to any plan on the date Executive first becomes eligible for the same type of coverage under another employer's plan, and (C) to the extent applicable, upon termination of coverage under any MedPartners plan pursuant to this paragraph (v), Executive shall have the option to have assigned to him at no cost and with no apportionment for prepaid premiums, any assignable insurance policy owned by MedPartners and relating specifically to Executive;

                 (vi) a right to immediately vest in 100% of all options to purchase Common Stock of MedPartners that have been granted to Executive by MedPartners and a period of at least 90 days following termination for Executive to exercise all such options in accordance with the terms thereof;





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                 (vii)    payment of all reasonable legal fees and expenses
                          incurred by Executive as a result of termination, including all such fees and expenses, if any, incurred in contesting or disputing Executive's termination or in seeking to obtain or enforce any right or benefit provided by this Agreement; and

                 (viii) payment of the reasonable costs for outplacement services for a period not to exceed 18 months.


         (d)     Upon the occurrence of an event of termination described in
Section 9(f) or 9(g), Executive shall be entitled to receive the following as severance compensation:

                 (i) payment of any previously unpaid Base Salary through the date of termination;

                 (ii) payment of an amount equal to three times Executive's annual Base Salary at the time of termination (or, if greater, three times Executive's annual Base Salary in effect immediately prior to the current annual Base Salary rate), payable in a lump sum at the time of termination;

                 (iii) payment of an amount equal to three times the sum of the total achievable amounts of each of Executive's Incentive Bonus and Performance Bonus under Section 5(b) for the current fiscal year (or, if greater, three times the sum of the total achievable amounts of each of Executive's Incentive Bonus and Performance Bonus in effect for the fiscal year most recently ended), payable in a lump sum at the time of termination;

                 (iv) subject to the terms and eligibility requirements of any such plan, continued coverage for a period of three years following the date of termination under any employee retirement, benefit and welfare plans of MedPartners for which Executive is then eligible; provided that, (A) if Executive's participation in any such plan is not permitted under the terms thereof, MedPartners will use reasonable best efforts to provide or arrange comparable coverage for Executive, (B) MedPartners' obligation under this paragraph (iv) will terminate with respect to any plan on the date Executive first becomes eligible for the same type of coverage under another employer's plan, and (C) to the extent applicable, upon termination of coverage under any MedPartners plan pursuant to this paragraph (iv), Executive shall have the option to have assigned to him at no cost and with no apportionment for prepaid premiums, any assignable insurance policy owned by MedPartners and relating specifically to Executive;

                 (v) a right to immediately vest in 100% of all options to purchase Common Stock of MedPartners that have been granted to Executive by MedPartners and a period of at least 90 days following termination for Executive to exercise all such options in accordance with the terms thereof;

                 (vi) payment of all reasonable legal fees and expenses incurred by Executive as a result of termination, including all such fees and expenses, if any, incurred in contesting or disputing Executive's termination or in seeking to obtain or enforce any right or benefit provided by this Agreement; and

                 (vii) payment of the reasonable costs for outplacement services for a period not to exceed 18 months.





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SECTION 11.      CERTAIN ADDITIONAL PAYMENTS BY MEDPARTNERS.

         (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it shall be determined that any payment or distribution by MedPartners to or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                 Notwithstanding the foregoing provisions of this Section 11, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount that could be paid to Executive such that the receipt of Payments would not give rise to any Excise Tax (the "Reduced Amount"), then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                 All determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to MedPartners and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by MedPartners. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne by MedPartners. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by MedPartners to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon MedPartners and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by MedPartners should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that MedPartners exhausts its remedies pursuant to
Section 11(b) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by MedPartners to or for Executive's benefit.

         (b) Executive shall notify MedPartners in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by MedPartners of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later then ten business days after Executive is informed in writing of such claim and shall apprise MedPartners of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to MedPartners (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If MedPartners notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                 (i) give MedPartners any information reasonably requested by MedPartners relating to such claim,





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                 (ii)     take such action in connection with contesting such
                          claim as MedPartners shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by MedPartners,

                 (iii) cooperate with MedPartners in good faith in order effectively to contest such claim, and

                 (iv) permit MedPartners to participate in any proceeding relating to such claim;

provided, however, that MedPartners shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation on the foregoing provisions of this Section 11, MedPartners shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as MedPartners shall determine; provided, however, that if MedPartners directs Executive to pay such claim and sue for a refund, MedPartners shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, MedPartners' control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (c) If, after Executive's receipt of an amount advanced by MedPartners pursuant to Section 11(b), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to MedPartners' complying with the requirements of this Section 11(b)) promptly pay to MedPartners the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Executive's receipt of an amount advanced by MedPartners pursuant to Section 11(b), a determination is made that Executive shall not be entitled to any refund with respect to such claim and MedPartners does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


SECTION 12.      NON-COMPETITION.

         (a) In the event that Executive's employment under this Agreement shall terminate during its term, for the period of time with respect to which Executive is entitled to receive compensation hereunder after such termination, Executive shall not, directly or indirectly, own, operate, be employed by, be a director of, act as a consultant for, be associated with, or be a partner or have a proprietary interest in, any enterprise, partnership, association, corporation, joint venture or other entity, which is competitive with the medical practice management services business of MedPartners, or any subsidiary or affiliate thereof, in any county in a state where MedPartners or its subsidiaries or affiliates are conducting such business at the time of such termination; provided, however, that if such termination shall occur as a result of a Change in Control, this Section 12 shall be void and shall be of no further force and effect.





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

         (b) The parties have entered into this Section 12 of this Agreement in good faith and for the reasons set forth in the recitals hereto and assume that this Agreement is legally binding. If, for any reason, this
Section 12 is not binding because of its geographical scope or because of its term, then the parties agree that this Agreement shall be deemed effective to the widest geographical area and/or the longest period of time (but not in excess of one year) as may be legally enforceable.

         (c) Executive acknowledges that the rights and privileges granted to MedPartners in this Section 12 are of special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action of law, and that a breach thereof by Executive of this Section 12 will cause MedPartners great and irreparable injury and damage. Accordingly, Executive hereby agrees that MedPartners shall be entitled to remedies of injunction, specific performance or other equitable relief to prevent a breach of this Section 12 of this Agreement by Executive. This provision shall not be construed as a waiver of any other rights or remedies MedPartners may have for damages or otherwise.


SECTION 13.      NON-ASSIGNABILITY.

         Executive shall not have the right to assign, transfer, pledge, hypothecate or dispose of any right to receive payments hereunder or any rights, privileges or interest hereunder, all of which are hereby expressly declared to be non-assignable and non-transferable, except after termination of his employment hereunder. In the event of a violation of the provisions of this Section 13, no further sums shall hereafter become due or payable by MedPartners or its subsidiaries and affiliates to Executive or his assignee, transferee, pledgee or to any other person whatsoever, and MedPartners shall have no further liability under this Agreement to Executive.


SECTION 14.      CLAIMS; ARBITRATION.

         (a) All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Chief Executive Officer and shall be in writing. Any denial by the Chief Executive Officer of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and specific provisions of this Agreement relied upon. The Chief Executive Officer shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Chief Executive Officer a decision of the Chief Executive Officer of MedPartners within 60 days after notification by the Chief Executive Officer that Executive's claim has been denied.

         (b) To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Birmingham, Alabama, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law.

         (c) By initialing below, the parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be an interstate commerce as that term is used in the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., and the parties contemplated substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.





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

                       Harold O. Knight, Jr.            For MedPartners:


                       ---------------------            ----------------

         (d) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

         (e) The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         (f) Unless otherwise agreed in writing, MedPartners shall continue to make payments and provide benefits in accordance with this Agreement, and Executive shall continue to perform his obligations hereunder during any arbitration proceedings.

         (g) In the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration, or otherwise, MedPartners shall promptly pay Executive's reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator or arbitrators. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.


SECTION 15.      EMPLOYMENT TAXES.

         All compensation paid pursuant to this Agreement, including compensation paid pursuant to Section 5 and Section 10 of this Agreement, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.


SECTION 16.      BINDING EFFECT.

         The rights and obligations of MedPartners and its subsidiaries under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of MedPartners. Executive shall not assign or alienate any interest of his in this Agreement, except as provided in Section 11 hereof.


SECTION 17.      WAIVER OF BREACH.

         The waiver by either party to this Agreement of a breach of any provision thereof by the other party shall not operate or be construed as a waiver of any subsequent breach of such party.


SECTION 18.      NOTICES.

         Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail to Executive's residence (if such notice is addressed to Executive), or to the principal executive offices of MedPartners in Birmingham, Alabama (if such notice is addressed to MedPartners).





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

SECTION 19.      ENTIRE AGREEMENT.

         This instrument shall be governed by the laws of the State of Delaware and contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any other agreements, whether written or oral, between the parties.

         This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


SECTION 20.      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, but each of which, when so executed, shall constitute but one and the same instrument.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


MEDPARTNERS/MULLIKIN, INC.


By:  /s/ Larry R. House                        /s/ Harold O. Knight, Jr.
     -------------------------------------     ---------------------------------
     Larry R. House                            Harold O. Knight, Jr.
     Chairman of the Board, President
       and Chief Executive Officer





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